Exhibit 8

4801 Main Street, Suite 1000 Kansas City, MO 64112 MAIN 816.983.8000 fax: 816.983.8080

September 1, 2009

Monmouth Real Estate Investment Corporation
Juniper Business Plaza
3499 Route 9 North, Suite 3-C
Freehold, New Jersey  07728

Re:           Monmouth Real Estate Investment Corporation

Dear Ladies and Gentlemen:

     We are legal counsel to Monmouth Real Estate Investment Corporation, a Maryland corporation (the “Company”), and have represented the Company in connection with the preparation and filing of its Registration Statement on Form S-3 (as amended, the “Registration Statement”) filed today for the purposes of registering under the Securities Act of 1933, as amended (the “Securities Act”), shares of the Company's common stock, par value $0.01 per share (the “Common Stock”), preferred stock (the “Preferred Stock”), and debt securities (the “Debt Securities”) to be offered from time to time in amounts, at prices and on terms to be determined at the time or times of offering. The Debt Securities together with the Common Stock and Preferred Stock are hereinafter collectively referred to as the “Securities.” You have requested our opinion on certain federal income tax matters in connection with the registration of the Securities pursuant to the Registration Statement. For the purposes of this Opinion Letter, the term “Subsidiary” means any corporation, limited partnership or limited liability company for which the Company owns fifty percent (50%) or more of the outstanding equity interests.

You have requested our opinion as to certain federal income tax matters regarding the Company. Although you (and each of your employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the federal tax treatment and federal tax structure of the Company and all materials of any kind that were provided to you by us relating to such tax treatment and tax structure, this opinion is intended solely for the benefit of the Company. You may not authorize any other person or entity to rely on this opinion, or otherwise make this opinion available for the benefit of any other person or entity, without our prior written consent.

        In rendering this opinion, we have reviewed (i) the Registration Statement; (ii) the Company's Certificate of Incorporation as filed with the Secretary of State of Maryland; (iii) the Company's Bylaws, as amended; (iv) the Company’s Certificate of Good Standing; and (v) the organizational documents of each Subsidiary, as amended.

September 1, 2009 Page 2

For purposes of this Opinion, we have assumed that the Company was properly qualified as a “real estate investment trust” under the Internal Revenue Code of 1986, as amended (the “Code”) for the taxable years ending September 30, 1968 through 2004. Furthermore, with respect to matters of fact, in rendering this opinion we have relied upon the representations of fact set forth in a certificate of an officer of the Company (the “Officer's Certificate”). Although we have not independently verified the truth, accuracy or completeness of the factual representations contained in the Officer's Certificate and the underlying assumptions upon which they are based, to our knowledge no such factual matter stated therein is materially false or misleading. When an opinion is stated to be “to our knowledge”, or other words of similar import appear, the language means only that we have no actual knowledge to the contrary and does not indicate or imply any investigation or inquiry, of the Company or others, on our part. For this purpose, “we” means only those attorneys within our firm who have done substantive work on this opinion who are Raymond S. Kreienkamp and Stefanie A. Ravenhill.

Based upon the foregoing, and the discussions in the Prospectus included in the Registration Statement under the caption “Material United States Federal Income Tax Consequences” (which are incorporated herein by reference) we are of the opinion that:  (1) based on the Officer's Certificate, for its taxable years ended September 30, 2005 through September 30, 2008, the Company has continuously been organized and has operated in conformity with the requirements for qualification as a “real estate investment trust” under the Code; (2) based on the Officer's Certificate, the Company's current and proposed organization and method of operation will permit it to continue to meet the requirements for taxation as a “real estate investment trust” under the Code for its September 30, 2009 taxable year and thereafter; and (3) the federal income tax discussion described in the Registration Statement under the caption “Material United States Federal Income Tax Consequences” is correct in all material respects and fairly summarizes in all material respects the federal income tax laws referred to therein.

We note, however, that the ability of the Company to qualify as a real estate investment trust for any year will depend upon future events, some of which are not within the Company's control, and it is not possible to predict whether the facts set forth in the Registration Statement, the Officer's Certificate and this letter will continue to be accurate in the future. To the extent that actual facts and circumstances differ from those represented to us or assumed by us herein, our opinion should not be relied upon. In addition, our opinions are based on the Code, the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), cases or other relevant authority, and the status of the Company as a real estate investment trust for federal income tax purposes may be affected by changes in the Code, the Regulations and other relevant authority, any of which can change at any time, perhaps with retroactive effect.

        In addition, some of the issues under existing law that could significantly affect our opinion have not yet been authoritatively addressed by the Service or the courts, and our opinion is not binding on the Service or the courts. Hence, there can be no assurance that the Service will not challenge, or that the courts will agree, with our conclusions.

September 1, 2009 Page 3

We undertake no obligation to update this opinion, or to ascertain after the date hereof whether circumstances occurring after such date may affect the conclusions set forth herein. We express no opinion as to matters governed by any laws other than the Code, the Regulations, published administrative announcements and rulings of the Service, and court decisions.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the captions “Material United States Federal Income Tax Consequences” and “Legal Matters” in the Prospectus included in the Registration Statement.  By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Husch Blackwell Sanders LLP